   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 1996

                                            REGISTRATION STATEMENT NO. 333-14987
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
                            ------------------------

                        MERIDIAN INDUSTRIAL TRUST, INC.
      (Exact name of registrant as specified in its Governing Instruments)

                         455 Market Street, 17th Floor
                        San Francisco, California 94105
                                 (415) 281-3900
                    (Address of principal executive offices)

                            ------------------------

                               Allen J. Anderson
                      Chairman and Chief Executive Officer
                        Meridian Industrial Trust, Inc.
                         455 Market Street, 17th Floor
                        San Francisco, California 94105
                    (Name and address of agent for service)

                            ------------------------
                                   Copies to:

             Michael D. Wortley, Esq.                             Douglas A. Sgarro, Esq.
              Vinson & Elkins L.L.P.                                  Brown & Wood LLP
           2001 Ross Avenue, Suite 3700                            One World Trade Center
               Dallas, Texas 75201                                New York, New York 10048
                  (214) 220-7700                                       (212) 839-5300

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                            ------------------------
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [X]

                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table itemizes the expenses incurred by the Company in connection with the offering of shares of Common Stock being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee, the NASD fee and the New York Stock Exchange listing fee.


                                      ITEM                                      AMOUNT
    ------------------------------------------------------------------------  -----------
    Registration Fee -- Securities and Exchange Commission..................  $ 18,426.14
    NASD Fee................................................................     6,580.00
    New York Stock Exchange Listing Fee.....................................    12,075.00
    Transfer Agent's and Registrar's Fees...................................     2,500.00
    Printing Fees...........................................................   250,000.00
    Legal Fees and Expenses (other than Blue Sky)...........................   200,000.00
    Accounting Fees and Expenses............................................   150,000.00
    Blue Sky Fees and Expenses (including fees of counsel)..................    10,000.00
    Miscellaneous Expenses..................................................   295,579.00
                                                                                 --------
         Total..............................................................  $932,000.14
                                                                                 ========



ITEM 31. SALES TO SPECIAL PARTIES


     Not applicable.

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES

     In May 1995, the Company was capitalized with the issuance to (i) each of Allen J. Anderson, Milton K. Reeder, C.E. Cornutt, Peter O. Hanson, John S. Moody, Herbert R. Stansburry, Jr., James M. Pollak, Kenneth N. Stensby and Lee
W. Wilson and USAA Real Estate Company of 100 shares of Common Stock for the purchase price of $15 per share or aggregate purchase price of $13,500, and (ii) Meridian Point Realty Trust IV Co. of 178,600 shares of Series A Preferred Stock of the Company ("Series A Preferred"), Meridian Point Realty Trust VI Co. of 326,500 shares of Series A Preferred, Meridian Point Realty Trust VII Co. of 414,000 shares of Series A Preferred and Meridian Point Realty Trust '83 ("Trust 83") of 79,500 shares of Series A Preferred for an aggregate purchase price of $1 million. These shares were purchased for investment and for the purpose of organizing the Company. In addition, in January 1996 the Company issued 100 shares of Common Stock to Robert E. Morgan for a purchase price of $15 per share. Further in January 1996 the Company issued 500 shares to Milton K. Reeder at $.001 per share (the par value of the Common Stock). In order to meet the REIT tax qualification requirements for 1995, Mr. Reeder transferred in the form of gifts the 500 shares acquired by him to approximately 100 individuals. In each of these instances, the Company issued the securities in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

     On February 23, 1996 the Company issued an aggregate of 2,272,727 shares of Series B Preferred Stock to Ameritech (1,623,376 shares) and OTR (649,351 shares) for a total purchase price of $35 million ($15.40 per share) in cash (the "Preferred Stock Private Placement"). After paying commissions and certain other expenses, the net proceeds to the Company from the Preferred Stock Private Placement were approximately $34.3 million, all of which were used in connection with the refinancing related to the Consolidation Transactions. The Company issued these securities in reliance on an exemption from registration under
Section 4(2) of the Securities Act. See "Recent Developments -- The Preferred Stock Private Placement" and "Description of Stock -- Preferred Stock."

     In February and March 1996, six executive officers of the Company exercised their respective rights to purchase a total of 191,400 shares of Common Stock of the Company at $12 per share. These shares were issued pursuant to stock purchase rights granted in November 1995, and, in the case of one executive officer, in January 1996. The Company issued these securities in reliance on exemption from registration under Section 4(2) of the Securities Act. See "Compensation of Directors and Officers -- Officer Stock Purchases."

     On February 23, 1996 the Company issued a warrant (the "USAA Warrant") to USAA Real Estate Company ("USAA") to purchase shares of Common Stock upon satisfaction of certain conditions. The USAA Warrant was issued as consideration for the grant by USAA to the Company of an option to purchase a property. The exercise price for the Common Stock purchasable under the USAA Warrant is an amount per share equal to 10% less than the exercise price for the Company warrants issued to the holders of the shares of the Common Stock of Meridian Point Realty Trust VI Co. and Meridian Point Realty Trust VII Co. in the Merger (the "Merger Warrants"). The number of shares of Common Stock for which the USAA Warrant is exercisable is based upon a formula under which the total discount from the exercise price of the Merger Warrants will be equal to $300,000. Since exercise price of the Merger Warrant is $16.23 per share, the USAA Warrant has an exercise price of $14.60 per share and covers 184,900 shares of Common Stock. See "Certain Relationships and Related Party Transactions -- The USAA Option and Warrant."

ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of improper benefit of profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liabilities to the maximum extent permitted by Maryland law.

     The MGCL requires a corporation (unless its charter provides otherwise), which the Charter does not, to indemnify a director or officer who has been successful on the merits or otherwise, in defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was a result of an active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for any adverse judgment in a suit by or in the right of a corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

     The Charter obligates the Company to the maximum extent permitted by Maryland law to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer of the Company or (ii) any individual who, while a director of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any other capacity as described above and to any employee or agent of the Company or a predecessor of the Company.

     The Company has entered into indemnification agreements with each of its officers and directors. The indemnification agreements require, among other matters, the Company to indemnify its executive officers and directors to the fullest extent permitted by law and advance to the officers all related expenses, subject to reimbursement, if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or stockholders to eliminate the rights it provides. It is the position of the SEC that indemnification of directors and officers for liability under the Securities Act is against public policy and unenforceable pursuant to
Section 14 of the Securities Act.

ITEM 34. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

     Not applicable.

ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements

          Pro Forma Financial Information
             Meridian Industrial Trust, Inc. (unaudited)
               Pro Forma condensed consolidated balance sheet as of September
                   30, 1996 with accompanying notes and adjustments
               Pro Forma condensed consolidated statement of operations for the nine months ended September 30, 1996 with accompanying notes and adjustments
               Pro Forma condensed consolidated statement of operations for the year ended December 31, 1995 with accompanying notes and adjustments
               Historical As Adjusted condensed consolidated statement of operations for the nine months ended September 30, 1996 with accompanying notes and adjustments
               Historical As Adjusted condensed consolidated statement of operations for the year ended December 31, 1995 with accompanying notes and adjustments

          Historical Financial Information
             Meridian Industrial Trust, Inc. -- September 30, 1996 (unaudited)
               Consolidated condensed balance sheets as of September 30, 1996 and December 31, 1995
               Consolidated condensed statements of operations for the three months ended September 30, 1996 and 1995 and the nine months ended September 30, 1996 and for the period from May 18, 1995 (inception) to September 30, 1995
               Consolidated condensed statements of cash flows for the nine months ended September 30, 1996 and for the period from May 18, 1995 (inception) to September 30, 1995
               Notes to financial statements
             Meridian Industrial Trust, Inc. -- December 31, 1995
               Report of independent public accountants
               Balance sheet as of December 31, 1995
               Statement of operations for the period from inception to December
                   31, 1995
               Statement of stockholders' deficit for the period from inception to December 31, 1995
               Statement of cash flows for the period from inception to December
                   31, 1995
               Notes to financial statements
             Merged Trusts Historical Combined
               Report of independent public accountants
               Historical combined balance sheets as of December 31, 1995 and
                   1994
               Historical combined statements of operations for the period from
                   January 1, 1996 to February 23, 1996 and for each of the three years in the period ended December 31, 1995

               Historical combined statements of stockholders' equity for the period from January 1, 1996 to February 23, 1996 and for each of the three years in the period ended December 31, 1995
               Historical combined statements of cash flows for the period from
                   January 1, 1996 to February 23, 1996 and for each of the
                   three years in the period ended December 31, 1995
               Notes to historical combined financial statements
               Schedule II -- Historical combined valuation and qualifying accounts
               Schedule III -- Historical combined real estate and accumulated depreciation
             Three Acquired Properties
               Report of independent public accountants
               Combined statements of revenue and certain expenses for the period from January 1, 1996 to the earlier of date of acquisition or September 30, 1996 (unaudited) and for the year ended December 31, 1995
               Notes to combined statements of revenue and certain expenses
             Trust 83 Properties
               Report of independent public accountants
               Combined statements of revenue and certain expenses for each of the three years in the period ended December 31, 1995
               Notes to combined statements of revenue and certain expenses

(b) Exhibits

     Terms that appear with initial capital letters in this list of exhibits have the meanings given to them in the Glossary that appears in the Proxy Statement/Prospectus.

      EXHIBIT
       NUMBER                                      DESCRIPTION
-------------------- ------------------------------------------------------------------------
            1.1(3)   -- Form of Underwriting Agreement.
            2.1(2)   -- Amended and Restated Agreement and Plan of Merger among the Trusts and the Company dated as of November 10, 1995.
            2.2(2)   -- Amended and Restated Asset Purchase Agreement between Trust 83 and the Company dated as of November 10, 1995.
            3.1(1)   -- The Company's Third Amended and Restated Articles of Incorporation.
            3.2(1)   -- The Company's Second Amended and Restated Bylaws.
            4.1(2)   -- Specimen Share Certificate. (See also Exhibit 3.1 and 3.2)
            5.1(3)   -- Opinion of Ballard, Spahr, Andrews & Ingersoll regarding the legality of the Common Stock being registered.
            8.1(3)   -- Opinion of Vinson & Elkins L.L.P. regarding certain tax matters.
           10.1(2)   -- Amended and Restated Employee and Director Incentive Stock Plan of
                        the Company.
           10.2(2)   -- MPP Agreement among MPP, MIT, Milton K. Reeder, Sierra Real Estate
                        Equity Trust '84 Co. and the Trusts dated as of May 31, 1995.
           10.3(2)   -- Registration Rights Agreement between Trust 83 and the Company dated as of May 31, 1995.
           10.4(2)   -- Investor Rights Agreement among the Company, Hunt and USAA dated as of May 31, 1995.
           10.5(1)   -- Amended and Restated Investor Rights Agreement among the Company,
                        Hunt, USAA, Ameritech and OTR dated as of February 23, 1996.
           10.6(2)   -- Amended and Restated Excepted Holder Agreement between Hunt and the
                        Company dated as of February 23, 1996.
           10.7(2)   -- Amended and Restated Excepted Holder Agreement between USAA and the
                        Company dated as of February 23, 1996.
           10.8(2)   -- Excepted Holder Agreement between the Company and Ameritech dated as of February 23, 1996.
           10.9(2)   -- Excepted Holder Agreement between the Company and OTR dated as of
                        February 23, 1996.

      EXHIBIT
       NUMBER                                      DESCRIPTION
-------------------- ------------------------------------------------------------------------
           10.10(1)  -- Amended and Restated Stockholders' Agreement among the Company, the
                        Trusts, USAA, Allen J. Anderson, C.E. Cornutt, Peter O. Hanson,
                        Robert E. Morgan, John S. Moody, James M. Pollak, Kenneth N. Stensby
                        and Lee W. Wilson dated as of November 10, 1995.
           10.11(1)  -- Warrant Agreement between the Company and the First Chicago Trust
                        Company of New York dated as February 23, 1996.
           10.12(2)  -- Form of Indemnification Agreement signed by the Company and, respectively, Allen J. Anderson, Al E. Andrews, Jr., C.E. Cornutt,
                        Robert A. Dobbin, T. Patrick Duncan, Peter O. Hanson, Dennis d.
                        Higgs, John S. Moody, Robert E. Morgan, James M. Pollak, Milton K.
                        Reeder, Herbert E. Stansbury, Jr., Kenneth N. Stensby, Jaime Suarez,
                        Lee W. Wilson and Brian F. Zywiciel, in each case dated as of May 30,
                        1995 (November 10, 1995 in the case of Messrs. Morgan and Suarez).
           10.13(1)  -- Stock Purchase Agreement among the Company, Ameritech and OTR dated as of December 20, 1995.
           10.14(1)  -- Revolving Credit Agreement, as amended, between the Company and the
                        First National Bank of Boston dated February 23, 1996.
           10.15(1)  -- Loan Administrative Agreement among the Prudential Insurance Company of America, Trust VI and Intendco Limited Partnership dated May 31,
                        1995 and the Loan Administration Agreement among Prudential Insurance
                        Company of America, Trust VII, Metro-Sierra Limited Partnership and
                        Progress Center/Alabama Limited Partnership dated as of May 31, 1995, as amended.
           10.16(1)  -- Consulting Agreement among the Trusts, Hunt Realty Corporation and
                        Company effective as of January 1, 1995.
           10.17(2)  -- Form of employment letters signed by the Company and, respectively,
                        Allen J. Anderson, Milton K. Reeder, Dennis D. Higgs, Jaime Suarez
                        and Robert A. Dobbin, each dated November 14, 1995, together with summary of economic terms for each such employment letter.
           10.18(1)  -- Incentive Stock Option Agreement signed by the Company and, respectively, Allen J. Anderson, Milton K. Reeder, Dennis D. Higgs,
                        Jaime Suarez, Tim Keith and Robert A. Dobbin, in each case dated as of February 26 1996.
           10.19(1)  -- Nonstatutory Stock Option Agreements signed by the Company and, respectively, Allen J. Anderson, Milton K. Reeder, Dennis D. Higgs,
                        Jaime Suarez, Tim Keith and Robert A. Dobbin, in each case dated as of February 23, 1996.
           10.20(2)  -- Option Agreement between the Company and USAA Real Estate Company dated as of November 21, 1995, including the form of USAA Warrant attached.
           10.21(1)  -- The Company's Dividend Reinvestment Plan.
           10.22(3)  -- Excepted Holder Agreement between the Company and Morgan Stanley dated April 3, 1996
           10.23(3)  -- Letter Agreement amending Revolving Credit Agreement among the First
                        National Bank of Boston, Texas Commerce Bank, NationsBank of Texas,
                        NA. and the Company.
           21.1(1)   -- Subsidiaries of the Company.
           23.1(3)   -- Consent of Ballard, Spahr, Andrews & Ingersoll (included in Exhibit
                        5.1).
           23.2(3)   -- Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).
           23.3(3)   -- Consent of Arthur Andersen LLP.
           24.1(3)   -- Power of Attorney from officers and directors (included on first signature page to this Registrant Statement).
           27.1(3)   -- Financial Data Schedule.


---------------

(1) Filed with the Company's Registration Statement No. 333-02322 and incorporated herein by reference.

(2) Filed with the Company's Registration Statement No. 333-00018 and incorporated herein by reference.


(3) Previously filed.

ITEM 36. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Meridian Industrial Trust, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 15, 1996.


                                            MERIDIAN INDUSTRIAL TRUST, INC.

                                            By:     /s/ ALLEN J. ANDERSON

                                              ----------------------------------
                                                 Allen J. Anderson, Chairman
                                                 and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                               CAPACITY                   DATE
---------------------------------------------   ----------------------------   -----------------
            /s/ ALLEN J. ANDERSON               Chairman and Chief Executive   November 15, 1996
---------------------------------------------     Officer (Principal
              Allen J. Anderson                   Executive Officer)
            /s/ MILTON K. REEDER                President (Principal           November 15, 1996
---------------------------------------------     Financial Officer)
              Milton K. Reeder
              /s/ JAIME SUAREZ*                 Treasurer and Controller       November 15, 1996
---------------------------------------------     (Controller and Principal
                Jaime Suarez                      Accounting Officer)
           /s/ C.E. "DOC" CORNUTT*              Director                       November 15, 1996
---------------------------------------------
             C.E. "Doc" Cornutt
           /s/ T. PATRICK DUNCAN*               Director                       November 15, 1996
---------------------------------------------
              T. Patrick Duncan
            /s/ PETER O. HANSON*                Director                       November 15, 1996
---------------------------------------------
               Peter O. Hanson
             /s/ JOHN S. MOODY*                 Director                       November 15, 1996
---------------------------------------------
                John S. Moody
            /s/ JAMES M. POLLAK*                Director                       November 15, 1996
---------------------------------------------
               James M. Pollak
                                                Director
---------------------------------------------
             Kenneth N. Stensby
             /s/ LEE W. WILSON*                 Director                       November 15, 1996
---------------------------------------------
                Lee W. Wilson


* By:    /s/ MILTON K. REEDER
     -------------------------------
                     Milton K.
Reeder
     Attorney-in-Fact